Exhibit 99.5

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HC2

Unless the context requires otherwise, in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HC2,” references to the “Company,” “HC2,” “we,” “us” or “our” refer to HC2 Holdings Inc. and, where applicable, its consolidated subsidiaries; “Schuff” refers to Schuff International, Inc. and, where applicable, its consolidated subsidiaries; “Global Marine” or “GMSL” refer, collectively, to Global Marine Systems Limited and where applicable, the consolidated subsidiaries of Global Marine Systems Limited and Bridgehouse Marine Limited, the parent and holding company of Global Marine Systems Limited; “ANG” refers to American Natural Gas, Inc.; “PTGi-ICS” or “ICS” refers to PTGi International Carrier Services, Inc. and its associated, indirectly owned UK operating company. “US GAAP” means accounting principles accepted in the United States of America.

HC2 Introduction and Overview of Operations

We are a diversified holding company focused on acquiring and investing in businesses with attractive assets that we consider to be undervalued or fairly valued and growing our acquired businesses. Our principal holdings include the following assets: (i) Schuff, our 90.6% owned subsidiary that operates as an integrated fabricator and erector of structural steel and heavy steel plates; (ii) Global Marine, our majority owned offshore marine engineering and subsea cable installation subsidiary; (iii) ANG, our 51% owned subsidiary, engaged in the business of providing compressed natural gas as an alternative fuel for motor vehicles; (iv) ICS, our wholly-owned indirect subsidiary, providing wholesale services to international wholesale fixed and mobile telecommunications network operators and (v) Genovel, a life sciences company involved with the development of products to treat early osteoarthritis of the knee. While we search for additional acquisition opportunities, we manage a portion of our available cash and acquire interests in possible acquisition targets through our wholly-owned subsidiary, HC2 Investment Securities, LLC, a Delaware limited liability company. We were incorporated in Delaware in 1994 under the name Primus Telecommunications Group, Inc, and reincorporated in 2013 to change our name to PTGi Holding, Inc. On April 9, 2014, we reincorporated to change our name to HC2 Holdings, Inc. Our common stock trades under the symbol “HCHC.”

We currently have five reportable operating segments based on management’s organization of the enterprise— Manufacturing, which includes Schuff; Marine Services, which includes Global Marine; Telecommunications, which includes ICS; Life Sciences, which includes Genovel; and Utilities which includes ANG.

We have also historically operated a network of direct routes and provided premium voice communication services for national telecom operators, mobile operators, wholesale carriers, prepaid operators, Voice over Internet Protocol (“VoIP”) service operators and Internet service providers (“ISPs”). We have provided telecommunications services from our North America Telecom (“NAT”) and International Carrier Services (“ICS”) business units. In the second quarter of 2013, we entered into a definitive purchase agreement to sell entities comprising its NAT business and sought shareholder approval of such transaction. On July 31, 2013, we completed the initial closing for the sale of substantially all of our NAT business entities. The sale of our subsidiary Primus Telecommunications, Inc. (“PTI”) was also contemplated as part of this transaction, and subject to regulatory approval. On July 31, 2014, having received the necessary regulatory approvals for PTI, we completed the divestiture of the remainder of our NAT business.

Recent Events

Schuff Acquisition

On May 29, 2014, we completed the acquisition of 2.5 million shares of common stock of Schuff, a steel fabrication and erection company and negotiated an agreement to purchase an additional 198,411 shares, representing an approximately 65% interest in Schuff. Schuff repurchased a portion of its outstanding common stock in June and July 2014, which had the effect of increasing our ownership interest to 70%. On September 7, 2014, we announced the final results of a tender offer to acquire the remaining shares of Schuff, through which we increased our ownership of Schuff to 89.0%. On October 29, 2014, we entered into an open-market transaction to increase our ownership of Schuff to 90.6%, and we intend to execute a short-form merger as soon as practicable. Such short-form merger will increase our ownership of Schuff shares to 100%.

In connection with the Schuff Acquisition, on May 29, 2014, we issued 30,000 shares of Series A Preferred Stock and 1,500,000 shares of common stock, the proceeds of which were used to pay for a portion of the purchase price for the acquisition of Schuff. Each share of Series A Preferred Stock is initially convertible at a conversion price of $4.25, which is subject to adjustment for dividends, certain distributions, stock splits, combinations, reclassifications, reorganizations, mergers, recapitalizations and similar events. The Series A Preferred Stock will accrue a cumulative quarterly cash dividend at an annualized rate of 7.5%. The accrued value of the Series A Preferred Stock will accrete quarterly at an annualized rate of 4% that will be reduced to 2% or 0% if we achieve specified rates of growth measured by increases in its net asset value.

ANG Acquisition

On August 1, 2014, we paid $15.5 million to acquire 15,500 shares of Series A Convertible Preferred Stock of ANG, representing an approximately 51% ownership interest. ANG is a premier distributor of natural gas motor fuel in the Northeast that designs, builds, owns, operates and maintains compressed natural gas fueling stations for transportation.

Novatel Investment

On September 3, 2014, we also made an investment of $14.4 million to acquire a 17% equity stake in Novatel Wireless, Inc., a publicly listed company that designs and develops wireless communications technologies.

Global Marine Acquisition

On September 22, 2014, we, through our U.S. subsidiary Global Marine Holdings, LLC, completed the acquisition of 97% of the equity interests of Bridgehouse Marine Limited, the parent holding company of Global Marine Services, Ltd. The net consideration was approximately $126 million, which was funded using the net proceeds from (i) the issuance of $11 million of Series A-1 Convertible Participating Preferred Stock of HC2 and (ii) the Bridge Loan. With a portion of those proceeds, we paid off our existing credit facilities.

NerVve Investment

On October 17, 2014, we acquired a minority interest in NerVve Technologies known for its leading visual search engine, the NerVve Visual Search Solution, through the purchase of $5.0 million in its Series A-Preferred Stock.

Discontinued Operations

In the second quarter of 2013, we sold our BLACKIRON Data segment and reiterated our June 2012 commitment to dispose of ICS. In addition, in the second quarter of 2013, we entered into a definitive purchase agreement to sell our NAT business and sought shareholder approval of such transaction. On July 31, 2013, we completed the initial closing of the sale of our NAT business. In conjunction with the initial closing of the sale of the NAT business, we redeemed the outstanding debt issued by PTGi International Holding, Inc. (“PTHI”) on August 30, 2013. Because the debt was required to be repaid as a result of the sale of NAT, the interest expense and loss on early extinguishment or restructuring of debt of PTHI has been allocated to discontinued operations. In December 2013, based on management’s assessment of the requirements under ASC 360, it was determined that ICS no longer met the criteria of a held for sale asset. On February 11, 2014, the Board of Directors officially ratified management’s December 2013 assessment, and reclassified ICS from held for sale to held and used, effective December 31, 2013. As a result, ICS became classified as a continuing operation. ICS had been classified as a discontinued operation since the second quarter of 2012 as a result of being held for sale.

As a result of these events, our condensed consolidated financial statements reflect BLACKIRON Data and NAT as well as PTHI’s interest expense and loss on early extinguishment or restructuring of debt, as discontinued operations for the three and six months ended June 30, 2013. Accordingly, revenue, costs and expenses of the discontinued operations have been excluded from the respective captions in the condensed consolidated statements of operations. The net operating results of the discontinued operations have been reported, net of applicable income taxes as income or loss

(where applicable) from discontinued operations. The assets and liabilities of the remaining portion of NAT, PTI, have been classified as held for sale assets and liabilities as of June 30, 2014 and December 31, 2013. The held for sale assets and liabilities were removed from the specific line items on the condensed consolidated balance sheets as of June 30, 2014 and December 31, 2013.

Summarized operating results of the discontinued operations are as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net revenue	$3,190	$50,316	$6,468	$111,199
Operating expenses	3,113	46,070	6,342	100,327
Income from operations	77	4,246	126	10,872
Interest expense	(3)	(4,260)	(3)	(8,509)
Interest income and other income (expense)	(25)	28	(51)	46
Foreign currency transaction loss	—	(262)	—	(339)
Income (loss) before income tax	49	(248)	72	2,070
Income tax (expense)	(22)	(359)	(28)	(298)
Income from discontinued operations	$27	$(607)	$44	$1,772

Foreign Currency

Foreign currency can impact our financial results. During the three months ended June 30, 2014, approximately 16.2% of our net revenue from continuing operations was derived from sales and operations outside the U.S. The reporting currency for our condensed consolidated financial statements is the USD. The local currency of each country is the functional currency for each of our respective entities operating in that country. In the future, we expect to continue to derive a portion of our net revenue and incur a portion of our operating costs from outside the U.S., and therefore changes in exchange rates may continue to have a significant, and potentially adverse, effect on our results of operations. Our risk of loss regarding foreign currency exchange rate risk is caused primarily by fluctuations in the GBP exchange rate. Due to a percentage of our revenue derived outside of the U.S., changes in the USD relative to the GBP could have an adverse impact on our future results of operations. In addition, prior to the sale of BLACKIRON Data and NAT during the second and third quarters of 2013, respectively, we also experienced risk of loss regarding foreign currency exchange rates due to fluctuations in the USD/CAD exchange rates. We have agreements with certain subsidiaries for repayment of a portion of the investments and advances made to these subsidiaries. As we anticipate repayment in the foreseeable future, we recognize the unrealized gains and losses in foreign currency transaction gain (loss) on the condensed consolidated statements of operations. The exposure of our income from operations to fluctuations in foreign currency exchange rates is reduced in part because a majority of the costs that we incur in connection with our foreign operations are also denominated in local currencies.

We are exposed to financial statement gains and losses as a result of translating the operating results and financial position of our international subsidiaries. We translate the local currency statements of operations of our foreign subsidiaries into USD using the average exchange rate during the reporting period. Changes in foreign exchange rates affect the reported profits and losses and cash flows of our international subsidiaries and may distort comparisons from year to year. By way of example, when the USD strengthens compared to the GBP, there could be a negative or positive effect on the reported results for ICS, depending upon whether the business in ICS is operating profitably or at a loss. It takes more profits in GBP to generate the same amount of profits in USD and a greater loss in GBP to generate the same amount of loss in USD. The opposite is also true. For instance, when the USD weakens against the GBP, there is a positive effect on reported profits and a negative effect on the reported losses for ICS.

Results of Operations

Six Months Ended June 30, 2014 Compared to Six Months Ended June 30, 2013

	Six Months Ended				Year-over-Year
	June 30, 2014		June 30, 2013
(in thousands)	Net Revenue	% of Total	Net Revenue	% of Total	Variance	Variance %
Telecommunications	85,465	61.1%	117,410	100.0%	(31,945)	-27.2%
Manufacturing	54,475	38.9%	—	0.0%	54,475	100.0%
Total Net Revenue	139,940	100.0%	117,410	100.0%	22,530	19.2%

Net revenue:

Net revenue increased $22.5 million, or 19.2%, to $139.9 million for the six months ended June 30, 2014 from $117.4 million for the six months ended June 30, 2013. The increase is primarily due to our acquisition of Schuff. The decrease in Telecommunications is primarily due to a significant decline in both domestic and international terminations year over year.

	Six Months Ended				Year-over-Year
	June 30, 2014		June 30, 2013
(in thousands)	Cost of Revenue	% of Net Revenue	Cost of Revenue	% of Net Revenue	Variance	Variance %
Telecommunications	80,637	94.4%	110,952	94.5%	(30,315)	-27.3%
Manufacturing	43,330	79.5%	—	0.0%	43,330	100.0%
Total Cost of Revenue	123,967	88.6%	110,952	94.5%	13,015	11.7%

Cost of revenue:

Cost of revenue increased $13.0 million to $124.0 million, or 88.6% of net revenue, for the six months ended June 30, 2014 from $111.0 million, or 94.5% of net revenue, for the six months ended June 30, 2013. The increase is primarily due to our acquisition of Schuff. The decrease in Telecommunications is primarily due to the decrease in net revenue. While there have been significant declines in both revenue and cost of revenue in Telecommunications, cost of revenue as a percentage of net revenue remained relatively flat.

	Six Months Ended				Year-over-Year
	June 30, 2014		June 30, 2013
(in thousands)	SG&A	% of Net Revenue	SG&A	% of Net Revenue	Variance	Variance %
Telecommunications	5,376	6.3%	15,485	13.2%	(10,109)	-65.3%
Life Sciences	935	0.0%	—	0.0%	935	100.0%
Manufacturing	6,439	11.8%	—	0.0%	6,439	100.0%
Corporate	7,486	0.0%	7,971	0.0%	(485)	-6.1%
Total SG&A	20,236	14.5%	23,456	20.0%	(3,220)	-13.7%

Selling, general and administrative expenses:

Selling, general and administrative expenses decreased $3.2 million to $20.2 million, or 14.5% of net revenue, for the six months ended June 30, 2014 from $23.4 million, or 20.0% of net revenue, for the six months ended June 30, 2013. The decrease in Telecommunications was primarily due to a $4.9 million decrease in salaries and benefits resulting from headcount reductions, $3.3 million lower professional fees, $0.9 million lower rent expense and $0.9 million decrease in general and administrative expenses. The decrease in Corporate was primarily due to a

$5.2 million decrease in salaries and benefits resulting from headcount reductions partially offset by $2.5 million higher rent expense and $2.1 million higher professional fees. The increase in Manufacturing was due to our acquisition of Schuff.

Depreciation and amortization expense:

Depreciation and amortization expense for the six months ended June 30, 2014 was $1.0 million, a portion of which was included in cost of revenue. Depreciation expense was an immaterial amount for the six months ended June 30, 2013 as the property and equipment of Telecommunications was included in assets held for sale. In accordance with US GAAP, held for sale assets are not depreciated. When Telecommunications was no longer considered to be held for sale, we began to record depreciation based on the revised carrying values.

Interest expense:

Interest expense was $1.0 million for the six months ended June 30, 2014. Interest expense was immaterial for the six months ended June 30, 2013. Interest expense in 2014 was due to our new credit facilities.

Gain from contingent rights valuation:

The gain from the change in fair value of the Contingent Value Rights (“CVRs”) for the six months ended June 30, 2013 was $14.9 million. Estimates of fair value represent our best estimates based on a pricing model and have historically been correlated to and reflective of our common stock trends. Generally, as the fair value of our common stock increased/decreased, the fair value of the CVRs increased/decreased and a loss/gain from CVR valuation was recorded. The sale of substantially all of North America Telecom constituted a change of control under the CVR Agreement and resulted in the expiration of the CVRs and termination of the CVR Agreement in 2013. Accordingly, there was no gain from the change in fair value of the CVRs for the six months ended June 30, 2014.

Interest income and other expense, net:

Interest income and other expense, net was income of $1.6 million and expense of $0.1 million for the six months ended June 30, 2014 and 2013, respectively. The increase was primarily due to gains recorded on an insurance policy and the sale of an investment.

Foreign currency transaction gain (loss):

Foreign currency transaction gain (loss) was a gain of $0.4 million and a loss of $0.3 million for the six months ended June 30, 2014 and 2013, respectively. The gains and losses are attributable to the impact of foreign currency exchange rate changes on intercompany debt balances and on receivables and payables denominated in a currency other than the subsidiaries’ functional currency.

Income tax expense:

Income tax expense was $2.0 million and $0.2 million for the six months ended June 30, 2014 and June 30, 2013, respectively. The increase in tax expense was due primarily to the acquisition of Schuff.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

	Exclusive of Currency Effect							Inclusive of Currency Effect
	Year Ended				Year-over-Year			Year Ended
	December 31, 2013		December 31, 2012					December 31, 2013
(in thousands)	Net Revenue	% of Total	Net Revenue	% of Total	Variance	Variance %	Currency Effect	Net Revenue	% of Total
International Carrier Services	232,505	100.0%	302,959	100.0%	(70,454)	-23.3%	(1,819)	230,686	100.0%
Total Net Revenue	232,505	100.0%	302,959	100.0%	(70,454)	-23.3%	(1,819)	230,686	100.0%

Net revenue:

Net revenue, exclusive of the currency effect, decreased $70.5 million, or 23.3%, to $232.5 million for the year ended December 31, 2013 from $303.0 million for the year ended December 31, 2012. Inclusive of the currency effect which accounted for a decrease of $1.8 million, net revenue decreased $72.3 million to $230.7 million for the year ended December 31, 2013 from $303.0 million for the year ended December 31, 2012. The decrease is primarily due to a significant decline in both domestic and international terminations year over year.

	Exclusive of Currency Effect							Inclusive of Currency Effect
	Year Ended				Year-over-Year			Year Ended
	December 31, 2013		December 31, 2012					December 31, 2013
(in thousands)	Cost of Revenue	% of Net Revenue	Cost of Revenue	% of Net Revenue	Variance	Variance %	Currency Effect	Cost of Revenue	% of Net Revenue
International Carrier Services	222,066	95.5%	285,631	94.3%	(63,565)	-22.3%	(1,751)	220,315	95.5%
Total Cost of Revenue	222,066	95.5%	285,631	94.3%	(63,565)	-22.3%	(1,751)	220,315	95.5%

Cost of revenue:

Cost of revenue, exclusive of the currency effect, decreased $63.6 million to $222.1 million, or 95.5% of net revenue, for the year ended December 31, 2013 from $285.6 million, or 94.3% of net revenue, for the year ended December 31, 2012. Inclusive of the currency effect, which accounted for a $1.8 million decrease, cost of revenue decreased $65.3 million to $220.3 million for the year ended December 31, 2013 from $285.6 million for the year ended December 31, 2012. The decrease is primarily due to the decrease in net revenue. While there have been significant declines in both net revenue and cost of revenue, exclusive of currency, cost of revenue as a percentage of net revenue remained flat; and inclusive of currency, decreased only 120 basis points year over year.

	Exclusive of Currency Effect							Inclusive of Currency Effect
	Year Ended				Year-over-Year			Year Ended
	December 31, 2013		December 31, 2012					December 31, 2013
(in thousands)	SG&A	% of Net Revenue	SG&A	% of Net Revenue	Variance	Variance %	Currency Effect	SG&A	% of Net Revenue
International Carrier Services	16,312	7.0%	20,536	6.8%	(4,224)	-20.6%	(40)	16,272	7.1%
Corporate	18,420	0.0%	24,666	0.0%	(6,246)	-25.3%	—	18,420	0.0%
Total SG & A	34,732	14.9%	45,202	14.9%	(10,470)	-23.2%	(40)	34,692	15.0%

Selling, general and administrative expenses:

Selling, general and administrative expenses, exclusive of the currency effect, decreased $10.5 million to $34.7 million, or 14.9% of net revenue, for the year ended December 31, 2013 from $45.2 million, or 14.9% of net revenue, for the year ended December 31, 2012. The currency effect was immaterial. The decrease is primarily due to a $3.8 million decrease in salaries and benefits, a $3.2 million decrease in general and administrative expenses, a $2.5 million decrease in professional fees, a $0.6 million decrease in occupancy costs and a $0.4 million decrease in travel and entertainment expenses.

Depreciation and amortization expense:

Depreciation and amortization expense increased $8.8 million to $12.0 million for the year ended December 31, 2013 from $3.2 million for the year ended December 31, 2012. Depreciation and amortization expense in 2013 includes depreciation and amortization for the period July 1, 2012 – December 31, 2013, when the property and equipment of ICS was included in assets held for sale. In accordance with US GAAP, held for sale assets are not depreciated. When ICS was no longer considered to be held for sale, we were required to record all unrecorded depreciation in the fourth quarter of 2013.

Asset impairment expense:

Asset impairment expense decreased $17.5 million to $2.8 million for the year ended December 31, 2013 from $20.3 million for the year ended December 31, 2012. For the year ended December 31, 2013, asset impairment expense primarily includes $2.0 million related to the impairment of property and equipment as a result of reclassifying ICS from held for sale to held and used. For the year ended December 31, 2012, asset impairment expense includes $10.3 million related to the write down of carrying value of ICS when it was classified as a held for sale asset in the second quarter of 2012 and $10.0 million related to the impairment of our U.S. trade name, “Primus Telecommunications.”

Gain (loss) from contingent rights valuation:

The gain from the change in fair value of the CVRs increased $13.6 million to a $14.9 million gain for the year ended December 31, 2013 from a $1.3 million gain for the year ended December 31, 2012. Estimates of fair value represent the Company’s best estimates based on a pricing model and have historically been correlated to and reflective of our common stock trends. Generally, as the fair value of our common stock increased/decreased, the fair value of the CVRs increased/decreased and a loss/gain from CVR valuation was recorded. As a result of the pending sale of North America Telecom during the second quarter of 2013, which would constitute a change of control under the CVR Agreement and likely result in the expiration of the CVRs and termination of the CVR Agreement absent any required distribution of shares of our common stock with respect to the CVRs, the fair value of the CVRs was marked at zero as of June 30, 2013. See Note 9—“Stockholders’ Equity” and Note 11—“Fair Value of Financial Instruments and Derivatives” in “Notes to Financial Statements” filed by HC2 March 31, 2014, on Form 10-K for a further discussion of the valuation and expiration of the CVRs in connection with the North America Telecom transaction.

Interest income and other income (expense), net:

Interest income and other income (expense), net decreased $0.3 million to expense of $0.2 million for the year ended December 31, 2013 from income of $0.1 million for the year ended December 31, 2012.

Foreign currency transaction gain (loss):

Foreign currency transaction gain decreased $3.1 million to a $0.6 million loss for the year ended December 31, 2013 from a gain of $2.5 million for the year ended December 31, 2012. The gains and losses are attributable to the impact of foreign currency exchange rate changes on intercompany debt balances and on receivables and payables denominated in a currency other than the subsidiaries’ functional currency. We incurred a foreign currency translation loss on the intercompany payable balances that our Canadian subsidiaries had with our U.S. subsidiaries due to a decrease in the exchange rate in the first quarter of 2013. We incurred a foreign currency translation gain on the intercompany payable balances that our Canadian subsidiaries had with our U.S. subsidiaries due to an increase in the exchange rate in the first and third quarters of 2012.

Income tax benefit (expense):

Income tax benefit increased $4.3 million to $7.4 million for the year ended December 31, 2013 from $3.1 million for the year ended December 31, 2012. Included in the benefit for the year ended December 31, 2013 is a benefit from reversing foreign withholding tax, expiration of the statute of limitations and state tax refunds. Included in the benefit for the year ended December 31, 2012 is a benefit from the release of a liability on our U.S. trade name, “Primus Telecommunications,” and certain ASC 740 liabilities as a result of the expiration of the statute of limitations, partially offset by expenses consisting of a provision for foreign income taxes and foreign withholding tax on intercompany interest.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

	Exclusive of Currency Effect							Inclusive of Currency Effect
	Year Ended				Year-over-Year			Year Ended
	December 31, 2012		December 31, 2011					December 31, 2012
(in thousands)	Net Revenue	% of Total	Net Revenue	% of Total	Variance	Variance %	Currency Effect	Net Revenue	% of Total
International Carrier Services	305,499	100.0%	411,983	100.0%	(106,484)	-25.8%	(2,540)	302,959	100.0%
Total Net Revenue	305,499	100.0%	411,983	100.0%	(106,484)	-25.8%	(2,540)	302,959	100.0%

Net revenue:

Net revenue, exclusive of the currency effect, decreased $106.5 million, or 25.8%, to $305.5 million for the year ended December 31, 2012 from $412.0 million for the year ended December 31, 2011. Inclusive of the currency effect which accounted for a decrease of $2.5 million, net revenue decreased $109.0 million to $303.0 million for the year ended December 31, 2012 from $412.0 million for the year ended December 31, 2011. The decrease is primarily due to a significant decline in both domestic and international terminations year over year.

	Exclusive of Currency Effect							Inclusive of Currency Effect
	Year Ended				Year-over-Year			Year Ended
	December 31, 2012		December 31, 2011					December 31, 2012
(in thousands)	Cost of Revenue	% of Net Revenue	Cost of Revenue	% of Net Revenue	Variance	Variance %	Currency Effect	Cost of Revenue	% of Net Revenue
International Carrier Services	288,055	94.3%	389,412	94.5%	(101,357)	-26.0%	(2,424)	285,631	94.3%
Total Cost of Revenue	288,055	94.3%	389,412	94.5%	(101,357)	-26.0%	(2,424)	285,631	94.3%

Cost of revenue:

Cost of revenue, exclusive of the currency effect, decreased $101.4 million to $288.0 million, or 94.3% of net revenue, for the year ended December 31, 2012 from $389.4 million, or 94.5% of net revenue, for the year ended December 31, 2011. Inclusive of the currency effect, which accounted for a $2.4 million decrease, cost of revenue decreased $103.8 million to $285.6 million for the year ended December 31, 2012 from $389.4 million for the year ended December 31, 2011. The decrease is primarily due to the decrease in net revenue. While there have been significant declines in both net revenue and cost of revenue, exclusive of currency, cost of revenue as a percentage of net revenue remained flat; and inclusive of currency, decreased only 20 basis points year over year.

	Exclusive of Currency Effect							Inclusive of Currency Effect
	Year Ended				Year-over-Year			Year Ended
	December 31, 2012		December 31, 2011					December 31, 2012
(in thousands)	SG&A	% of Net Revenue	SG&A	% of Net Revenue	Variance	Variance %	Currency Effect	SG&A	% of Net Revenue
International Carrier Services	20,599	6.7%	21,275	5.2%	(676)	-3.2%	(62)	20,537	6.8%
Corporate	24,665	0.0%	21,024	0.0%	3,641	17.3%	—	24,665	0.0%
Total SG & A	45,264	14.8%	42,299	10.3%	2,965	7.0%	(62)	45,202	14.9%

Selling, general and administrative expenses:

Selling, general and administrative expenses, exclusive of the currency effect, increased $3.0 million to $45.3 million, or 14.8% of net revenue, for the year ended December 31, 2012 from $42.3 million, or 10.3% of net revenue, for the year ended December 31, 2011. Inclusive of the currency effect, which accounted for a $0.1 million decrease, selling, general and administrative expenses decreased $2.9 million to $45.2 million for the year ended December 31, 2012 from $42.3 million for the year ended December 31, 2011. The increase is primarily due to a $3.4 million increase in salaries and benefits, and a $0.9 million increase in professional fees, partially offset by a $1.3 million decrease in general and administrative expenses.

Depreciation and amortization expense:

Depreciation and amortization expense decreased $3.4 million to $3.2 million for the year ended December 31, 2012 from $6.6 million for the year ended December 31, 2011. Depreciation and amortization expense in 2012 included depreciation and amortization for only the period January 1, 2012 – June 30, 2012 as the property and equipment of ICS was reclassified to assets held for sale on June 30, 2012 and depreciation ceased.

Asset impairment expense:

Asset impairment expense increased $5.6 million to $20.3 million for the year ended December 31, 2012 from $14.7 million for the year ended December 31, 2011. For the year ended December 31, 2012, asset impairment expense includes $10.3 million related to the write down of carrying value of ICS when it was classified as a held for sale asset in the second quarter of 2012 and $10.0 million related to the impairment of our U.S. trade name, “Primus Telecommunications”. For the year ended December 31, 2011, asset impairment expense includes $14.7 million related to the impairment of goodwill associated with the acquisition of Arbinet Corporation in the first quarter of 2011.

Gain (loss) from contingent value rights valuation:

The gain from the change in fair value of the contingent value rights decreased $1.6 million to a gain of $1.3 million for the year ended December 31, 2012 from a gain of $2.9 million for the year ended December 31, 2011. Estimates of fair value represent the Company’s best estimates based on a pricing model and are correlated to and reflective of our common stock trends. As the fair value of our common stock increases/decreases, the fair value of the contingent value rights increases/decreases and a loss/gain from contingent rights valuation is recorded.

Interest income and other income (expense), net:

Interest income and other income (expense), net decreased $0.1 million to income of $0.1 million for the year ended December 31, 2012 from $0.2 million for the year ended December 31, 2011.

Foreign currency transaction gain (loss):

Foreign currency transaction loss decreased $6.8 million to a gain of $2.5 million for the year ended December 31, 2012 from a loss of $4.3 million for the year ended December 31, 2011. The gains and losses are attributable to the impact of foreign currency exchange rate changes on intercompany debt balances and on receivables and payables denominated in a currency other than the subsidiaries’ functional currency. We incurred a foreign currency translation gain on the intercompany payable balances that our Canadian subsidiaries had with our U.S. subsidiaries due to an increase in the exchange rate in the first and third quarters of 2012. We incurred a foreign currency loss on the intercompany balances that our Canadian and Australian subsidiaries had with our U.S. subsidiaries due to decreases in the exchange rate in the third quarter of 2011.

Income tax benefit (expense):

Income tax benefit (expense) is a $3.1 million benefit for the year ended December 31, 2012 compared to a $1.1 million expense for the year ended December 31, 2011. Included in the benefit for the year ended December 31, 2012 is a benefit from the release of a liability on our U.S. trade name, “Primus Telecommunications,” and certain ASC

740 liabilities as a result of the expiration of the statute of limitations, partially offset by expenses consisting of a provision for foreign income taxes and foreign withholding tax on intercompany interest. Included in the expense for the year ended December 31, 2011 is a provision for foreign withholding and state taxes.

Liquidity and Capital Resources

Important Long-Term Liquidity and Capital Structure Developments:

Credit Facilities:

On September 22, 2014, HC2 entered into the Bridge Loan and repaid in full its existing credit facilities.

Escrow Deposits:

We have certain escrow deposits associated with the sales of BLACKIRON Data and NAT during 2013 which have various conditions for their release. In connection with the sale of BLACKIRON Data, CAD$20.0 million (or approximately USD$19.5 million giving effect to the currency exchange rate on the day of sale) was retained from the purchase price and placed into escrow until July 17, 2014 for purposes of satisfying potential indemnification claims pursuant to the purchase agreement. In July 2014, we received escrow proceeds of $19.5 million, a majority of which was used to pay down a then existing credit facility. In connection with the sale of NAT, several different escrow deposits were established, all with varying release conditions and dates which in total amounted to $18.25 million. Pursuant to the terms of the purchase agreement, $6.45 million of the purchase price was placed in escrow to be released 14 months after the closing date, subject to any deductions required to satisfy indemnification obligations of HC2 under the purchase agreement. In addition, $4.0 million of the purchase price was placed in escrow to cover any payments required in connection with the post-closing working capital and cash adjustments, of which $3.2 million was disbursed to us and $0.8 million was disbursed to the purchaser upon completion of such adjustments in February 2014. Furthermore, $4.8 million of the purchase price was placed in escrow to cover certain tax liabilities, which will be released after a positive ruling with respect to the underlying matter is received or 30 days after expiration of the applicable statute of limitations relating to the underlying matter. Lastly, an additional $3.0 million was placed in escrow to be paid upon closing of the sale of PTI. On July 31, 2014, having received the necessary regulatory approvals for PTI, we completed the divestiture of the remainder of our NAT business. On July 31, 2014, the escrow proceeds of $3.0 million was released, a portion of which was used to pay down a then existing credit facility. The $19.5 million, $6.45 million and $3.0 million escrow deposits are recorded in prepaid expenses and other current assets, while the $4.8 million escrow deposit is recorded in other assets in the condensed consolidated balance sheets.

Special Dividend:

In August 2013, HC2’s Board of Directors declared and paid a special cash dividend with respect to HC2’s issued and outstanding common stock. The special dividend of $8.50 per share was paid on August 27, 2013 to holders of record of HC2’s common stock as of August 20, 2013, which resulted in a payment of an aggregate of approximately $119.8 million to HC2 stockholders.

Changes in Cash Flows:

Our principal liquidity requirements arise from cash used in operating activities, purchases of network and steel manufacturing equipment, including switches, related transmission equipment and capacity, development of back-office systems and income taxes. We have financed our growth and operations to date through public offerings and private placements of debt and equity securities, credit facilities, vendor financing, capital lease financing and other financing arrangements.

Six months Ended June 30, 2014:

Net cash provided by operating activities was $9.1 million for the six months ended June 30, 2014 as compared to net cash used in operating activities of $9.0 million for the six months ended June 30, 2013. For the six months ended June 30, 2014, net income, net of non-cash operating activity, used $3.6 million of cash. Other major drivers included a decrease in accounts receivable of $11.9 million, an increase in accounts payable of $6.3 million and a decrease in prepaid expenses and other current assets of $6.2 million, partially offset by a decrease in billings in excess of costs and recognized earnings on uncompleted contracts of $7.8 million. For the six months ended June 30, 2013, net income, net of non-cash operating activity, used $1.3 million of cash. Other major drivers included an increase in accounts receivable of $4.7 million, a decrease in accrued expenses, other current liabilities and other liabilities, net of $4.4 million and a decrease in accounts payable of $1.0 million, partially offset by a decrease in other assets of $2.2 million and an increase in accrued income taxes of $0.2 million.

Net cash used in investing activities was $90.8 million for the six months ended June 30, 2014 as compared to net cash provided by investing activities of $159.4 million for the six months ended June 30, 2013. Net cash used in investing activities for the six months ended June 30, 2014 included $85.6 million for the Schuff acquisition, Schuff’s purchase of their common stock for $5.0 million and $0.7 million of capital expenditures. Net cash provided by investing activities during the six months ended June 30, 2013 included $169.6 million of net proceeds from the sale of our BLACKIRON Data segment and a decrease in restricted cash of $0.2 million, partially offset by $10.0 million of capital expenditures and $0.4 million used in the acquisition of businesses.

Net cash provided by financing activities was $113.7 million for the six months ended June 30, 2014 as compared to net cash used in financing activities of $1.6 million for the six months ended June 30, 2013. Net cash provided by financing activities for the six months ended June 30, 2014 included $123.4 million of proceeds from credit facilities, $35.1 million of proceeds from the issuance of Preferred Stock and common stock and $14.4 million of proceeds from the exercise of warrants and stock options, partially offset by $57.7 million used to make principal payments on our credit facilities. Net cash used in financing activities during the six months ended June 30, 2013 included $0.8 million used to pay dividend equivalents to our shareholders and $0.8 million used to satisfy the tax obligations for shares issued under share-based compensation arrangements.

Year Ended December 31, 2013:

Net cash used in operating activities was $20.3 million for the year ended December 31, 2013 as compared to net cash provided by operating activities of $23.6 million for the year ended December 31, 2012. For the year ended December 31, 2013, net income, net of non-cash operating activity, used $1.3 million of cash. Other major drivers included a decrease in accrued expenses, deferred revenue, other current liabilities and other liabilities, net of $7.8 million, a decrease in accrued income taxes of $7.4 million, an increase in prepaid expenses and other current assets of $4.8 million, an increase in accounts receivable of $2.9 million, a decrease in accounts payable of $2.0 million and a decrease in accrued interest of $1.7 million, partially offset by an increase in accrued interconnection costs of $4.4 million and a decrease in other assets of $3.2 million.

Net cash provided by operating activities was $23.6 million for the year ended December 31, 2012 as compared to $42.9 million for the year ended December 31, 2011. For the year ended December 31, 2012, net income, net of non-cash operating activity, provided $28.6 million of cash. Other major drivers included a decrease in accounts receivable of $16.4 million, partially offset by a decrease in accrued expenses, deferred revenue, other current liabilities and other liabilities, net of $9.4 million, a decrease in accounts payable of $8.4 million and a decrease in accrued interest of $3.9 million.

Net cash provided by investing activities was $258.1 million for the year ended December 31, 2013 as compared to $149.7 million for the year ended December 31, 2012. Net cash provided by investing activities during the year ended December 31, 2013 included $270.6 million of net proceeds from the sale of our BLACKIRON Data and North America Telecom segments and a decrease in restricted cash of $0.5 million, partially offset by $12.6 million of capital expenditures and $0.4 million used in the acquisition of businesses.

Net cash provided by investing activities was $149.7 million for the year ended December 31, 2012 as compared to net cash used in investing activities of $2.3 million for the year ended December 31, 2011. Net cash provided by investing activities during the year ended December 31, 2012 included $183.1 million of net proceeds from the sale of Primus Australia, partially offset by $31.7 million of capital expenditures and $1.7 million used in the acquisition of businesses.

Net cash used in financing activities was $250.1 million for the year ended December 31, 2013 as compared to $191.1 million for the year ended December 31, 2012. Net cash used in financing activities during the year ended December 31, 2013 included $127.7 million used in the redemption of the 13% Notes, 10% Notes and 10% Exchange Notes, $119.8 million used to pay a special cash dividend to our shareholders, $1.2 million used to pay fees on the redemption of the 13% Notes, 10% Notes and 10% Exchange Notes, $1.2 million used to pay dividend equivalents to our shareholders, $1.0 million used to satisfy the tax obligations for shares issued under equity-based compensation arrangements and $0.3 million used to reduce the principal amounts outstanding on capital leases, partially offset by $1.1 million in proceeds from the sale of common stock.

Net cash used in financing activities was $191.1 million for the year ended December 31, 2012 as compared to $38.8 million for the year ended December 31, 2011. Net cash used in financing activities during the year ended December 31, 2012 included $119.0 million used to repurchase a portion of the 10% Notes, $55.3 million used to pay special cash dividends to our shareholders, $13.5 million used to pay fees related to the repurchase of a portion of the 10% Notes, the subsequent November and December note exchanges for a portion of the 10% Notes and the exchange offers and consent solicitation that was consummated in July 2011, $1.7 million used to reduce the principal amounts outstanding on capital leases and $1.7 million used to satisfy the tax obligations for shares issued under share-based compensation arrangements, partially offset by $0.1 million in proceeds from the sale of common stock.

Short- and Long-Term Liquidity Considerations and Risks; Contractual Obligations

As of June 30, 2014, we had $40.8 million of cash and cash equivalents. We believe that our existing cash and cash equivalents will be sufficient to fund our fixed obligations (such as operating leases), and other cash needs for our operations for at least the next twelve months. As of June 30, 2014, we had $86.0 million of indebtedness.

HC2 is a holding company and its liquidity needs are primarily for dividend payments on its preferred stock, interest payments on the notes, professional fees (including advisory services, legal and accounting fees), salaries and benefits, office rent, insurance costs and certain support services. HC2’s current source of liquidity is its cash, cash equivalents and investments, and distributions from its subsidiaries.

The ability of HC2’s subsidiaries to generate sufficient net income and cash flows to make upstream cash distributions is subject to numerous factors, including restrictions contained in such subsidiary’s financing agreements, availability of sufficient funds in such subsidiary and the approval of such payment by such subsidiary’s board of directors, which must consider various factors, including general economic and business conditions, tax considerations, strategic plans, financial results and condition, expansion plans, any contractual, legal or regulatory restrictions on the payment of dividends, and such other factors such subsidiary’s board of directors considers relevant. In addition, one or more subsidiaries may issue, repurchase, retire or refinance, as applicable, their debt or equity securities for a variety of purposes, including in order to in the future, to grow their business, pursue acquisition activities or to manage their liquidity needs. Any such issuance may limit such subsidiary's ability to make upstream cash distributions. HC2’s liquidity may also be impacted by the capital needs of its current and future subsidiaries. Such entities may require additional capital to maintain or grow their businesses, or make payments on their indebtedness.

We expect our cash, cash equivalents and investments to continue to be a source of liquidity except to the extent they may be used to fund investments in operating businesses or assets. Depending on a variety of factors, including general state of capital markets, operating needs or acquisition size and terms, HC2 and its subsidiaries may raise additional capital through the issuance of equity, debt, or both. There is no assurance, however, that such capital will be available at that time, in the amounts necessary or on terms satisfactory to HC2. We expect to service any such new additional debt through raising dividends received from our subsidiaries. We may also seek to repurchase, retire or refinance, as applicable, all or a portion of, the notes or our common stock through open market purchases, tender offers, negotiated transactions or otherwise.

The obligations set forth in the table below reflect the contractual payments of principal and interest that existed as of June 30, 2014 (in thousands):

Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating leases	$8,725	$1,470	$4,368	$1,833	$1,054
Total principal & interest payments	101,071	42,514	54,656	3,901	—
Total contractual obligations	$109,796	$43,984	$59,024	$5,734	$1,054

We have contractual obligations to utilize network facilities from certain carriers with terms greater than one year. We generally do not purchase or commit to purchase quantities in excess of normal usage or amounts that cannot be used within the contract term.

Critical Accounting Policies

To aid in the understanding of our financial reporting, our most critical accounting policies are described below. These policies have the potential to have a more significant impact on our financial statements, either because of the significance of the financial statement item to which they relate, or because they require judgment and estimation due to the uncertainty involved in measuring, at a specific point in time, events which are continuous in nature.

Revenue Recognition and Deferred Revenue

Net revenue is derived from carrying a mix of business, residential and carrier long-distance traffic, data and Internet traffic. For certain voice services, net revenue is earned based on the number of minutes during a call, and are recorded upon completion of a call. Revenue for a period is calculated from information received through the Company’s network switches. Customized software has been designed to track the information from the switch and analyze the call detail records against stored detailed information about revenue rates. This software provides the Company the ability to do a timely and accurate analysis of revenue earned in a period. Separate prepaid services software is used to track additional information related to prepaid service usage such as activation date, monthly usage amounts and expiration date.

Revenue on these prepaid services is recognized as service is provided until expiration, when all unused minutes, which are no longer available to the customers, are recognized as revenue.

Net revenue is also earned on a fixed monthly fee basis for unlimited local and long-distance voice plans and for the provision of data/Internet services (including retail VoIP), hosting, and colocation.

In the United States, we charge customers Federal Universal Service Fund (“USF”) fees. We recognize revenue on a gross basis for USF and related fees. We record these fees as revenue when billed.

Net revenue represents gross revenue, net of allowance for doubtful accounts receivable, service credits and service adjustments.

Presentation of Taxes Collected

The Company reports any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction between the Company and a customer (including sales, use, value-added and some excise taxes) on a net basis (excluded from revenues).

Cost of Revenue

Cost of revenue includes network costs that consist of access, transport and termination costs. The majority of the Company’s cost of revenue is variable, primarily based upon minutes of use, with transmission and termination costs being the most significant expense. Cost of revenue also includes fees such as Federal USF fees. Such costs are recognized when incurred in connection with the provision of telecommunications services.

Goodwill and Other Intangible Assets

Under ASC No. 350, “Intangibles—Goodwill and Other” (“ASC 350”), goodwill and indefinite lived intangible assets are not amortized but are reviewed annually for impairment, or more frequently, if impairment indicators arise. Intangible assets that have finite lives are amortized over their estimated useful lives and are subject to the provisions of ASC 360.

Goodwill impairment is tested at least annually (October 1st) or when factors indicate potential impairment using a two-step process that begins with an estimation of the fair value of each reporting unit. Step 1 is a screen for potential impairment pursuant to which the estimated fair value of each reporting unit is compared to its carrying value. The Company estimates the fair values of each reporting unit by an estimation of the discounted cash flows of each of the reporting units based on projected earnings in the future (the income approach). If there is a deficiency (the estimated fair value of a reporting unit is less than its carrying value), a Step 2 test is required.

Step 2 measures the amount of impairment loss, if any, by comparing the implied fair value of the reporting unit’s goodwill with its carrying amount. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination is determined; i.e., through an allocation of the fair value of a reporting unit to all of the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss shall be recognized in an amount equal to that excess.

The Company also may utilize the provisions of Accounting Standards Update (“ASU”) No. 2011-08, “Testing Goodwill for Impairment” (“ASU 2011-08”), which allows the Company to use qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount.

The Company’s reporting units in 2011 were Australia, Canada and US/ICS. In May 2012, the Australian reporting unit was sold, and the reporting units were Canada and US/ICS. Subsequent to classifying ICS as a discontinued operation in the second quarter of 2012 and its goodwill being classified as a held for sale asset, the reporting units were Canada and US. Subsequent to the sale of North America Telecom (which included the Canada reporting unit) in the third quarter of 2013, the Company had no goodwill attributable to the remaining US reporting unit. The US reporting unit goodwill was attributable to PTI, the unsold portion of North America Telecom, and was included in assets held for sale. As a result of the decision to cease the sale process of ICS as of December 31, 2013, ICS became a reporting unit and its goodwill was reclassified as a held and used asset.

Estimating the fair value of a reporting unit requires various assumptions including projections of future cash flows, perpetual growth rates and discount rates. The assumptions about future cash flows and growth rates are based on the Company’s assessment of a number of factors, including the reporting unit’s recent performance against budget, performance in the market that the reporting unit serves, and industry and general economic data from third party sources. Discount rate assumptions are based on an assessment of the risk inherent in those future cash flows. Changes to the underlying businesses could affect the future cash flows, which in turn could affect the fair value of the reporting unit.

Intangible assets not subject to amortization consisted of certain trade names. Such indefinite lived intangible assets are tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test shall consist of a comparison of the fair value of an intangible asset with its carrying amount. If the carrying amount of the intangible asset exceeds its fair value, an impairment loss shall be recognized in an amount equal to the excess.

Intangible assets subject to amortization consisted of certain trade names and customer relationships. These finite lived intangible assets are amortized based on their estimated useful lives. Such assets are subject to the impairment provisions of ASC 360, wherein impairment is recognized and measured only if there are events and circumstances that indicate that the carrying amount may not be recoverable. The carrying amount is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use of the asset group. An impairment loss is recorded if after determining that it is not recoverable, the carrying amount exceeds the fair value of the asset.

In addition to the foregoing, the Company reviews its goodwill and intangible assets for possible impairment whenever events or circumstances indicate that the carrying amounts of assets may not be recoverable. The factors that the Company considers important, and which could trigger an impairment review, include, but are not limited to: a more than likely than not expectation of selling or disposing all, or a portion, of a reporting unit; a significant decline in the market value of our common stock or debt securities for a sustained period; a material adverse change in economic, financial market, industry or sector trends; a material failure to achieve operating results relative to historical levels or projected future levels; and significant changes in operations or business strategy.

Valuation of Long-lived Assets (Held for Sale)

In conjunction with the Company’s entry into definitive agreements with respect to the sale of North America Telecom, which was substantially completed on July 31, 2013, at December 31, 2013, the Company classified the net assets of the remaining portion of North America Telecom, PTI, as held for sale and is required to measure them at the lower of carrying value or fair value less costs to sell.

Prior to December 31, 2013, ICS was included in held for sale assets. Under ASC 360, when a long-lived asset previously classified as held for sale is reclassified as held and used, the assets and liabilities are measured individually at the lower of the (1) carrying value prior to its held for sale classification, adjusted for any depreciation and amortization that would have been recognized and (2) the fair value as of the date of the decision not to sell. The Company has determined that the carrying value of the current assets and current liabilities of ICS approximate fair value. With respect to the carrying value of the property and equipment of ICS, the Company first recorded depreciation for the period July 1, 2012 through December 31, 2013 and subsequently impaired any assets that had no future benefit. The resulting adjusted carrying value of ICS was lower than its fair value. The goodwill of ICS was tested for impairment under ASC 350 using a Step 1 and Step 2 approach. Because the fair value of ICS exceeded its adjusted carrying value under Step 1, no further analysis was required.

The Company makes significant assumptions and estimates in the process of determining fair value regarding matters that are inherently uncertain, such as estimating future cash flows, discount rates and growth rates. The resulting cash flows are projected over an extended period of time, which subjects those assumptions and estimates to an even larger degree of uncertainty. While the Company believes that its estimates are reasonable, different assumptions could materially affect the valuation of the net assets.

Accounting for Income Taxes

We recognize deferred tax assets and liabilities for the expected future tax consequences of transactions and events. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement bases and the tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. If necessary, deferred tax assets are reduced by a valuation allowance to an amount that is determined to be more likely than not recoverable. We must make significant estimates and assumptions about future taxable income and future tax consequences when determining the amount of the valuation allowance. The additional guidance provided by ASC No. 740, “Income Taxes” (“ASC 740”), clarifies the accounting for uncertainty in income taxes recognized in the financial statements. Expected outcomes of current or anticipated tax examinations, refund claims and tax-related litigation and estimates regarding additional tax liability (including interest and penalties thereon) or refunds resulting therefrom will be recorded based on the guidance provided by ASC 740 to the extent applicable.

At present, our subsidiaries in the major jurisdictions in which we operate have significant deferred tax assets resulting from tax loss carryforwards. These deferred tax assets are fully offset with valuation allowances. The appropriateness and amount of these valuation allowances are based on our assumptions about the future taxable income of each affiliate or available tax planning strategies. If our assumptions have significantly underestimated future taxable income with respect to a particular affiliate, all or part of the valuation allowance for the affiliate would be reversed and additional income could result.

New Accounting Pronouncements

For a discussion of our “New Accounting Pronouncements,” refer to Note 2—“Summary of Significant Accounting Policies” in “Notes to Financial Statements” filed by HC2 August 11, 2014, on Form 10-Q.